Patient Safety Technologies, Inc. Appoints Marc L. Rose, CPA (PA), Chief Financial Officer

Temecula, CA, December, 1, 2009.  Patient Safety Technologies, Inc. (OTCBB: PSTX) announced today that it has appointed Marc L. Rose, CPA(PA), to the position of Chief Financial Officer, Treasurer and Corporate Secretary, replacing Mary M. Lay, who has been acting CFO since 2008.  Prior to joining Patient Safety Technologies, Inc., Mr. Rose was Vice President Finance, Chief Financial Officer, Treasurer and Corporate Secretary of Protalex, Inc., a publicly traded biotechnology company.  In addition to his experience at Protalex, Mr. Rose was the Chief Financial Officer at DentalEZ Group, a privately held manufacturer.  Mr. Rose has also served as a Practice Manager for Oracle Consulting Services, a Controller with Waste Management, Inc. and an Auditor with Ernst & Young.  Mr. Rose is a Certified Public Accountant in PA and received his BS in Accounting/Finance from Drexel University.

"Marc is a valuable addition to the Patient Safety Management team." said Steven H. Kane, President and Chief Executive Officer, "His thorough knowledge of public company reporting, systems implementation and operations will help PSTX continue to improve its financial infrastructure. This is a critical component in helping PSTX reach its goal of establishing its technology as the industry standard of care."  Mr. Rose added, "I'm excited about the opportunity and I look forward to contributing to the success of the company."

About Patient Safety Technologies, Inc. and SurgiCount Medical, Inc.

Patient Safety Technologies, Inc., through its wholly owned operating subsidiary SurgiCount Medical, Inc., provides the Safety-SpongeTM System, a system designed to improve the standard of patient care and reduce healthcare costs by preventing the occurrence of surgical sponges and other foreign objects from being left inside patients after surgery. RFOs are among one of the most common surgical errors.

For more information, contact SurgiCount at (951) 587-6201, or visit www.surgicountmedical.com.

Media Contact:
Steve Kane
Office:  (951) 587.6201
Cell:  (215) 801.9937
SKane@surgicountmedical.com